Calculation of Filing Fee Table

Form S-3 Registration Statement under the Securities Act of 1933

(Form Type)

BrightSpring Health Services, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate(1)	Amount of Registration Fee(1)
Fees to Be Paid	Equity	Common Stock	456(b) and 457(r)	–	–	–	–	–
Total Offering Amounts
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due

(1) An indeterminate aggregate amount or number of shares of the Registrant’s common stock is being registered hereunder, as may from time to time be offered, at indeterminate prices. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the Registrant is deferring payment of all of the related registration fees and such registration fees will be subsequently paid on a “pay as you go” basis. The Registrant will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.